Exhibit 99.2

As used in this Exhibit 99.2, the terms “CVR Energy,” the “Company,” “we,” “us” or “our” may refer to CVR Energy, Inc., one or more of its consolidated subsidiaries or all of them taken as a whole, as the context may require. The words “we,” “us” or “our” generally include the consolidated subsidiaries of CVR Energy, including CVR Partners, LP (“CVR Partners”), the Company’s publicly traded limited partnership, as the context may require. Certain defined terms used in this Exhibit 99.2 but not defined herein have the meanings assigned to them in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2023.

Cautionary Statement Regarding Forward-Looking Statements

This Exhibit 99.2 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical fact, including without limitation, statements regarding future operations, financial position, estimated revenues and losses, growth, capital projects, stock or unit repurchases, impacts of legal or regulatory proceedings, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this Exhibit 99.2, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” and similar terms and phrases are intended to identify forward-looking statements.

Although we believe our assumptions concerning future events are reasonable, a number of risks, uncertainties, and other factors could cause actual results and trends to differ materially from those projected or forward-looking. Forward-looking statements, as well as certain risks, contingencies or uncertainties that may impact our forward-looking statements, include but are not limited to the following:

•	volatile margins in the refining, renewables and nitrogen fertilizer industry and exposure to the risks associated with volatile crude oil, refined product, nitrogen fertilizer and feedstock prices;

•	the availability of adequate cash and other sources of liquidity for the capital needs of our businesses;

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the effects arising out of the Russia-Ukraine and Israel-Hamas conflicts and any potential spread, expansion or escalations thereof, including with respect to impacts to commodity prices and other markets;

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the effects of changes in market conditions and market volatility, crude oil and other commodity prices, demand for those commodities, storage and transportation capacities, including inflation, and the impact of such changes on our operating results and financial condition;

•	the ability to forecast our future financial condition, results of operations, revenues and expenses;

•	the effects of transactions involving derivative instruments;

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changes in laws, regulations and policies with respect to the export of crude oil, refined products, other hydrocarbons or renewable feedstocks or products, including, without limitation, the actions of the Biden Administration and any future presidential administrations that impact oil and gas operations in the United States;

•	interruption in pipelines supplying feedstocks or distributing the petroleum business’ products;

•	competition in the petroleum and nitrogen fertilizer businesses, including potential impacts of domestic and global supply and demand and/or domestic or international duties, tariffs or similar costs;

•	capital expenditures;

•	changes in our or our segments’ credit profiles;

•	the cyclical and seasonal nature of the petroleum and nitrogen fertilizer businesses;

•	the supply, availability and price levels of essential raw materials and feedstocks;

•	our production levels, including the risk of a material decline in those levels;

•	accidents or other unscheduled shutdowns or interruptions affecting our facilities, machinery or equipment, or those of our suppliers or customers;

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existing and future laws, regulations or rulings, including but not limited to those relating to the environment, climate change, emissions, including tailpipe emission standards that could impact the future viability of internal combustion engines, renewables, safety, security and/or the transportation of production of hazardous chemicals like ammonia, including potential liabilities or capital requirements arising from such laws, regulations or rulings;

•	potential operating hazards from accidents, fire, severe weather, tornadoes, floods or other natural disasters;

•	the impact of weather on commodity supply and/or pricing and on the nitrogen fertilizer business, including our ability to produce, market or sell fertilizer products profitability or at all;

•	rulings, judgments or settlements in litigation, tax or other legal or regulatory matters;

•	the dependence of the nitrogen fertilizer business on suppliers and distributors, including to transport goods and equipment and providers of feedstocks;

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the reliance on, or the ability to procure economically or at all, petroleum coke (“pet coke”) our nitrogen fertilizer business purchases from our subsidiaries and third-party suppliers or the natural gas, electricity, oxygen, nitrogen, sulfur processing and compressed dry air and other products purchased from third parties by the nitrogen fertilizer and petroleum businesses;

•	risks associated with third-party operation of or control over important facilities necessary for operation of our refineries and nitrogen fertilizer facilities;

•	risks of terrorism, cybersecurity attacks and the security of chemical manufacturing facilities and other matters beyond our control;

•	our lack of diversification of assets or operating and supply areas;

•	the petroleum business’ and nitrogen fertilizer business’ dependence on significant customers and the creditworthiness and performance by counterparties;

•	the potential loss of the nitrogen fertilizer business’ transportation cost advantage over its competitors;

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the potential inability to successfully implement our business strategies at all or on time and within our anticipated budgets, including significant capital programs or projects, turnarounds or renewable or carbon reduction initiatives at our refineries and fertilizer facilities, including pretreater, carbon sequestration, segregation of our renewables business and other projects;

•	our ability to continue to license the technology used for our operations;

•	our petroleum business’ purchase or generation of, or ability to purchase or generate, renewable identification numbers (“RINs”) on a timely and cost effective basis or at all;

•	the impact of refined product demand and declining inventories on refined product prices and crack spreads;

•	Organization of Petroleum Exporting Countries’ and its allies’ production levels and pricing;

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the impact of RINs pricing, our blending, generation and purchasing activities and governmental and legal actions, including by the U.S. Environmental Protection Agency (the “EPA”) on our RIN obligation, open RINs positions, small refinery exemptions and our estimated consolidated cost to comply with our Renewable Fuel Standard (“RFS”) obligations;

•	operational upsets or changes in laws that could impact the amount and receipt of credits (if any) under Section 45Q of the Internal Revenue Code of 1986, as amended;

•	ability to meet certain carbon oxide capture and sequestration milestones;

•	our businesses’ ability to obtain, maintain or renew environmental and other governmental permits, licenses or authorizations necessary for the operation of their business;

•	our ability to issue securities or obtain financing at favorable rates or at all;

•	bank failures or other events affecting financial institutions;

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existing and proposed laws, regulations or rulings, including but not limited to those relating to climate change, alternative energy or fuel sources, and existing and future regulations related to the end-use of our products or the application of fertilizers;

•	refinery and nitrogen fertilizer facilities’ operating hazards and interruptions, including unscheduled maintenance or downtime and the availability of adequate insurance coverage;

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risks related to services provided by or competition among our subsidiaries, including conflicts of interests and control of CVR Partners’ general partner, and control of CVR Energy, Inc. by its controlling shareholder;

•	instability and volatility in the capital and credit markets;

•	risks related to the conclusion of our evaluation of a potential spin-off of our nitrogen fertilizer segment or potential future reconsideration thereof;

•	restrictions in our debt agreements;

•	our ability to refinance our debt on acceptable terms or at all;

•	asset impairments and impacts thereof;

•	the outcome of any legal proceedings involving or investigations of our controlling shareholder or his affiliates;

•	our controlling shareholder’s intentions regarding ownership of our common stock, including any dispositions of our common stock;

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the severity, magnitude, duration and impact of any pandemic or breakout of infectious disease, and of businesses’ and governments’ responses to such pandemic on our operations, personnel, commercial activity and supply and demand across our and our customers’ and suppliers’ businesses;

•	the variable nature of CVR Partners’ distributions, including the ability of its general partner to modify or revoke its distribution policy, or to cease making cash distributions on its common units;

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changes in tax and other laws, regulations and policies, including, without limitation, actions of the Biden Administration and any future presidential administrations that impact conventional fuel operations or favor renewable energy projects in the United States;

•	changes in CVR Partners’ treatment as a partnership for U.S. federal income or state tax purposes;

•	our ability to recover under our insurance policies for damages or losses in full or at all;

•	labor supply shortages, labor difficulties, labor disputes or strikes;

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impacts of any decision relating to running our renewable diesel unit (“RDU”) in either renewable or hydrocarbon service or to return a unit back to hydrocarbon processing following renewable conversion; and

•	the factors described in greater detail under “Risk Factors” in our filings with the SEC.

All forward-looking statements contained in this Exhibit 99.2 only speak as of the date of our Current Report on Form 8-K to which this Exhibit 99.2 is attached as an exhibit. Although forward-looking statements reflect our good faith beliefs at the time made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after the date of our Current Report on Form 8-K to which this Exhibit 99.2 is attached as an exhibit, or to reflect the occurrence of unanticipated events, except to the extent required by law.

This list of factors is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Our Renewables Business

The results of our renewable fuel operations are not allocated or aggregated to the reportable segments and are derived from the operations of our RDU located at the Wynnewood Refinery, which is capable of producing approximately 100 million gallons of renewable diesel per year. The RDU went into service in April 2022 and has a name plate capacity of 7,500 bpd; it is also capable of being returned to hydrocarbon service primarily through a catalyst change if strategically determined by management based on renewable diesel margins, contractual obligations and other factors. Feedstocks for the RDU currently consist of primarily washed and refined soybean oil or pre-treated corn oil.

The production of renewable diesel is expected to significantly reduce our future net exposure to the cost of compliance with the RFS. Further, the RDU has enabled us to capture additional benefits associated with the existing blenders’ tax credit, which has been extended to the end of 2024, and growing Low Carbon Fuel Standard (“LCFS”) programs across the country, with programs in place in California and Oregon and new programs anticipated to be implemented over the coming years.

The following table shows the estimated impact to annual cash flows attributable to our renewable diesel operations of changes in certain metrics, assuming our RDU produces approximately 100 million gallons of renewable diesel per year:

Metric	Sensitivity	Annual Cash Flows (in millions)
Heating Oil to Soybean Oil (HOBO) Spread	$0.10 per gallon	$10
Federal Blenders Credit	$1.00 per gallon	$90
RIN Price	$0.10 per gallon	$15
Pretreatment	$0.04 per pound	$27

In November 2021, our Board of Directors (the “Board”) approved the construction of a renewable feedstock pretreater unit at the Wynnewood Refinery, which is currently expected to be completed during the fourth quarter of 2023. The pretreater unit should enable us to capitalize on the Wynnewood Refinery’s strategic location in the farm belt with access to a wide variety of feedstock supply and to process a wider variety of renewable diesel feedstocks at the Wynnewood Refinery, most of which have a lower carbon intensity than soybean oil and generate additional LCFS credits.

The Company is evaluating a potential renewables project near its advantaged Coffeyville Refinery location, the approval of which would be subject to numerous conditions and requirements, including but not limited to approval of the Board, regulators and potential other third parties. This project, if approved and pursued, could enable the capture of synergies as the Coffeyville Refinery has excess hydrogen capacity as well as access to carbon capture use and storage. If constructed, this project’s estimated capacity of renewable diesel could be up to 500 million gallons per year, of which up to 250 million gallons could be sustainable aviation fuel. This project has not been approved by the Board, and we cannot assure you that, if approved, we would be able to successfully implement this project on terms acceptable to us, in a timely manner or at all.

Competitive Strengths

We believe we are well-positioned to successfully execute on our business strategy because of the following competitive strengths:

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Strategically Located Refineries with Advantageous Access to Crude Oil Supply. We believe that the location of the Wynnewood Refinery and the Coffeyville Refinery (together, the “Refineries”) and logistics assets enable us to access lower cost mid-continent domestic light sweet crude oils and condensates, as well as heavy Canadian crude oils, allowing us to improve our realized margins. For the nine months ended September 30, 2023, 99% of the crude oil processed at our Refineries was light crude oil and condensate, with the remainder comprised of heavy Canadian crude oils. Our diversified crude oil purchasing activities resulted in an estimated improvement of $1.96 per barrel compared to the benchmark Cushing WTI price for the nine months ended September 30, 2023, largely due to the yield uplift we realize on these barrels as we typically produce a higher percentage of distillate and a lower percentage of lower value products like asphalt.

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Complex Refineries with High Conversion Units Provide Peer-Leading Yields of Gasoline and Distillate. For the nine months ended September 30, 2023, the average product yield from our Refineries consisted of 52% gasoline, 40% distillate and 8% other products. This compares to the average yields across the independent refiners of approximately 47% gasoline, 37% distillate and 16% other products. Over the past five years, the Group 3 distillate crack spread has averaged a premium over the gasoline crack spread of more than 45%.

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Supporting Logistics Assets that Provide Competitive Cost Advantages. We believe that our network of pipelines, crude oil transports and storage facilities allow us to source domestically produced light sweet crude oils and condensates to our Refineries in a price-advantaged manner. Since 2005, our management team has grown our local gathering system from 7,000 bpd to approximately 150,000 bpd currently, and it now supplies approximately three-quarters of our Refineries’ crude oil.

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Substantial Refinery Operating Flexibility. Since June 2005, we have significantly expanded the variety of crude oil grades we are able to process at our Coffeyville Refinery. Since our acquisition of the Wynnewood Refinery in December 2011, we have increased the variety of crude oil grades that the refinery can process. Our proximity to, and substantial storage capacity at, the crude oil trading hub in Cushing reduces the likelihood of an interruption to our supply and facilitates optimal crude oil purchasing and blending. We maintain capacity on the Spearhead and Keystone pipelines from Canada to Cushing and also operate a crude oil gathering system serving Kansas, Nebraska, Oklahoma, Missouri and Texas, which allows us to acquire quality crude oils, typically at a discount to WTI. This combination of access to price advantaged domestic and Canadian crude oils allows us to capitalize on changing market conditions and optimize our crude oil supply. In addition, our access to the mid-continent gas liquids hub of Conway, Kansas allows us further flexibility to increase our refining margins by purchasing and blending natural gasoline and butanes, based on market conditions.

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Strong Refinery Operating Track Record. Since 2005, we have invested over $1.4 billion to modernize our Coffeyville Refinery and to comply with federal and state environmental, health and safety requirements. As a result of these investments, we have achieved significant increases in our Coffeyville Refinery crude throughput rate from less than 90,000 barrels per stream day (“bpsd”) prior to June 2005 up to approximately 128,000 bpsd in the third quarter of 2023. Since December 2011, we have invested over $530 million to modernize our Wynnewood Refinery. As a result of these investments, we have achieved consistent crude throughput rates of 70,000 bpsd in our Wynnewood Refinery from prior to December 2011 to the third quarter of 2023.

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Experienced Management Team. We are led by Mr. David L. Lamp, our President and Chief Executive Officer, and other members of our senior executive leadership team, who average approximately 26 years of refining and chemical industry experience and, in coordination with our broader management team, has increased operating income and created stockholder value. Moreover, Mr. Lamp has over 40 years of experience in the refining industry.

On an as adjusted basis after giving effect to the issuance and sale of our senior unsecured notes due 2029 and the application of the net proceeds therefrom, as of September 30, 2023, we estimate that we would have had approximately $1,094 million of available liquidity, comprised of $795 million of cash on hand, $251 million available for borrowing under the Petroleum ABL (which includes an approximate $24 million reduction in availability for issued letters of credit) and $48 million available for borrowing under the Nitrogen Fertilizer ABL.

Industry Factors and Market Indicators

Regulatory Environment

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We continue to be impacted by significant volatility and excessive RIN prices related to compliance requirements under the RFS, proposed climate change laws, and regulations. Our Petroleum Segment’s subsidiaries Coffeyville Resources Refining & Marketing, LLC (“CRRM”) and Wynnewood Refining Company, LLC (“WRC” and, together with CRRM, the “obligated-party subsidiaries”) are subject to the RFS, which, each year, absent exemptions or waivers, requires blending “renewable fuels” with transportation fuels or purchasing RINs, in lieu of blending, or otherwise facing penalties. Our cost to comply with the RFS is dependent upon a variety of factors, which include but are not limited to the availability of ethanol and biodiesel for blending at our Refineries and downstream terminals or RINs for purchase, the price at which RINs can be purchased, transportation fuel and renewable diesel production levels and pricing, including potential discounts thereto related to the RFS, and the mix of our products, all of which can vary significantly from period to period, as well as certain waivers or exemptions to which we may be entitled. Our costs to comply with the RFS further depend on the consistent, timely and legal administration of the RFS program by the EPA, which includes timely establishment of the annual renewable volume obligation (“RVO”). RIN prices have been highly volatile and remain high due in large part to the EPA’s unlawful failure to establish the RVOs by their statutory deadlines, the EPA’s delay in issuing decisions on pending small refinery hardship petitions and the EPA’s subsequent denial of those hardship petitions. As a result, our costs to comply with RFS (excluding the impacts of any exemptions or waivers to which the Petroleum Segment’s obligated-party subsidiaries may be entitled) increased significantly throughout 2022 and remained significant through the third quarter of 2023.

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In April 2022, the EPA denied 36 small refinery exemptions (“SRE”) for the 2018 compliance year, many of which had been previously granted by the EPA, and also issued an alternative compliance demonstration approach for certain small refineries (the “Alternate Compliance Ruling”) under which they would not be required to purchase or redeem additional RINs as a result of the EPA’s denial. In July 2022, the EPA revised the 2020 RVO and finalized the 2021 and 2022 RVOs, denied 69 petitions from small refineries seeking SREs, including those submitted by WRC for 2017 through 2021, and applied the Alternate Compliance Ruling to three such petitions. The price of RINs continues to remain excessively high, and as a result, we continue to expect significant volatility in the price of RINs during 2023 and such volatility could have material impacts on the Company’s results of operations, financial condition and cash flows.

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In 2022, we filed suit in the U.S. Court of Appeals for the Fifth Circuit (“Fifth Circuit”) asking that the court overturn the EPA’s improper denial of the Wynnewood Refinery’s SRE for the 2017 through 2021 compliance years. In April 2023, the Fifth Circuit granted WRC’s motion to stay enforcement of the RFS against WRC for the applicable periods until our lawsuit against the EPA relating to our SREs is resolved. This ruling limits the EPA’s ability to seek enforcement and penalties against the Wynnewood Refinery for noncompliance with the RFS while our lawsuit progresses. Oral argument in this action took place in October 2023, and on November 22, 2023, the Fifth Circuit ruled in favor of the Wynnewood Refinery and vacated and remanded the denial to EPA for reconsideration.

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In April 2023, the EPA issued new proposed federal vehicle emissions standards for light-, medium-, and heavy-duty vehicles for model year 2027 and beyond, under which automakers are expected to need to produce 60% electric vehicles (“EVs”) by 2030 and 67% by 2032 to meet the requirements. In 2022, only 5.8% of new vehicle sales in the United States were EVs.

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In July 2023, the EPA announced final RVOs for 2023, 2024 and 2025 and also denied 26 petitions from small refineries seeking SREs for one or more of the compliance years between 2016 and 2023, including the SRE sought by WRC for 2022, which denials WRC has challenged in court. In October 2023, the Fifth Circuit granted WRC’s motion to stay enforcement of the RFS against WRC for 2022 until our lawsuit against the EPA is resolved.

As of September 30, 2023, we have an estimated liability of $413 million for the Petroleum Segment’s obligated-party subsidiaries compliance with the RFS for 2020, 2021, 2022 and 2023, which consists of approximately 367 million RINs, excluding approximately 28 million of net open, fixed-price commitments to purchase RINs. The Company’s open RFS position, which does not consider open commitments expected to settle in future periods, is marked-to-market each period and thus significant market volatility, as experienced in late 2022 and 2023 to date, could impact our RFS expense from period to period.

Environmental Matters

The Federal Clean Air Act (“CAA”)

The CAA and its implementing regulations, as well as state laws and regulations governing air emissions, affect the Petroleum Segment and the Nitrogen Fertilizer Segment both directly and indirectly. Direct impacts may occur through the CAA’s permitting requirements and/or emission control and monitoring requirements relating to specific air pollutants, as well as the requirement to maintain a risk management program to help prevent accidental releases of certain regulated substances. The CAA affects the Petroleum Segment and the Nitrogen Fertilizer Segment by extensively regulating the air emissions of sulfur dioxide, volatile organic compounds, nitrogen oxides and other substances, including those emitted by mobile sources, which are direct or indirect users of our products. Some or all of the regulations promulgated pursuant to the CAA, or any future promulgations of regulations, may require the installation of controls or changes to the Refineries and/or the Coffeyville Fertilizer Facility and the East Dubuque Fertilizer Facility (collectively, the “Nitrogen Fertilizer Facilities”) to maintain compliance. If new controls or changes to operations are needed, the costs could be material.

The regulation of air emissions under the CAA requires that we obtain various construction and operating permits and incur capital expenditures for the installation of certain air pollution control devices at our operations. Various standards and programs specific to our operations have been implemented, such as the National Emission Standard for Hazardous Air Pollutants, the New Source Performance Standards, and the New Source Review Program.

On November 20, 2023, CRRM entered into a Consent Decree (the “2023 Consent Decree”) with the EPA, the Kansas Department of Health and Environment and the U.S. Department of Justice to resolve alleged Clean Air Act violations at the Coffeyville Refinery. The 2023 Consent Decree requires that CRRM make a $13.25 million penalty payment, spend at least $1 million on an environmentally beneficial project to be approved by the State of Kansas and satisfy additional environmental compliance and mitigation requirements, which include installation of a flare gas recovery system estimated to cost approximately $26 million.

The EPA regulates greenhouse gas (“GHG”) emissions under the CAA. In October 2009, the EPA finalized a rule requiring certain large emitters of GHGs to inventory and report their GHG emissions to the EPA. In accordance with the rule, our Refineries and the Nitrogen Fertilizer Facilities monitor and report our GHG emissions to the EPA. In May 2010, the EPA finalized the “Greenhouse Gas Tailoring Rule,” which established GHG emissions thresholds that determine when stationary sources, such as the Refineries and the Nitrogen Fertilizer Facilities, must obtain permits under the Prevention of Significant Deterioration (“PSD”) and Title V programs of the CAA. Under the rule, facilities already subject to the PSD and Title V programs that increase their emissions of GHGs by a significant amount are required to undergo PSD review and to evaluate and implement air pollution control technology, known as “best available control technology,” to reduce GHG emissions.

The Biden Administration has signaled that it will take steps intended to address climate change. On January 20, 2021, the White House issued its Executive Order titled “Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis,” as well as a formal notification re-accepting entry of the United States into the Paris Agreement. On January 27, 2021, the White House issued another climate-related Executive Order, titled “Tackling the Climate Crisis at Home and Abroad.” On April 22, 2021, the Biden Administration announced a new target for the United States to achieve a 50 to 52 percent reduction from 2005 levels in economy-wide net GHG emissions in 2030.

The EPA’s approach to regulating GHG emissions may change, including under future administrations. Therefore, the impact on our Refineries and the Nitrogen Fertilizer Facilities due to GHG regulation is unknown.

Renewable Fuel Standard

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 (“EISA”), the EPA has promulgated the RFS, which requires obligated parties, defined by the EPA as refiners or importers of transportation fuels, to either blend “renewable fuels,” such as ethanol and biofuels, into their transportation fuels or purchase renewable fuel credits, known as RINs, in lieu of blending. Under the RFS, the volume of renewable fuels that obligated parties like the obligated-party subsidiaries are obligated to blend into their finished transportation fuel is adjusted annually by the EPA based on expected fuel demand and other conditions to meet the statutory mandates that increase annually, but which may be waived by the EPA under certain conditions. The volume of renewable fuels required by EISA increased from 9 billion gallons in 2008 to 20.94 billion gallons in 2023 and is set to increase to 21.54 billion gallons in 2024 and 22.33 billion gallons in 2025. The Petroleum Segment’s obligated-party subsidiaries (like many refiners) are not able to meet their annual RVO through blending, so have had to purchase RINs on the open market as well as obtain cellulosic waiver credits from the EPA in order to comply with the RFS, unless their RVO is waived or exempted by the EPA. Additionally, CRRM purchases RINs generated from the Company’s renewable diesel operations to partially satisfy its RFS obligations. The cost of purchasing RINs and cellulosic waiver credits fluctuates and can be significant. The price of RINs became extremely volatile when the EPA’s proposed renewable fuel volume mandates approached and exceeded the “blend wall.” The blend wall refers to the point at which the amount of ethanol required to be blended into the gasoline supply exceeds the level at which most engines can safely run on gasoline blended with ethanol. The blend wall is generally considered to be reached when more than 10 percent ethanol by volume (“E10”) is blended into gasoline. The volatility of RIN prices also increased significantly in response to a number of uncertainties regarding the implementation of the RFS program in 2020, 2021 and 2022 and continued into 2023.

In 2019, the EPA finalized regulatory changes to allow gasoline blended with up to 15 percent ethanol (“E15”) to take advantage of a waiver during the summer months that previously only applied to E10, which meant that E15 could be sold year-round rather than just eight months of the year. However, the United States District Court for the District of Columbia Circuit (“D.C. Circuit”) overturned the E15 rule in July 2021, and in January 2022, the U.S. Supreme Court upheld the D.C. Circuit’s decision. While that ruling prevents EPA from granting year-round E15 sales by extending a nationally-applicable seasonal waiver to E15, a group of Midwestern governors petitioned EPA in April 2022 to allow summertime sales of E15 in their states under different Clean Air Act authority. EPA issued a proposed rule allowing summertime sales of E15 in these states, which include Illinois, Iowa, Minnesota, Missouri, Nebraska, Ohio, South Dakota, and Wisconsin, effective April 28, 2024. A final rule has not yet been issued. Biofuels groups have separately joined the American Petroleum Institute (API) in support of legislation to authorize E15 fuel nationwide.

Additionally, our costs to comply with the RFS depend on the consistent and timely application of the program by the EPA, such as timely establishment of the annual RVO. RIN prices have been highly volatile and remain high due in large part to the EPA’s unlawful failure to establish the 2021, 2022 and 2023 RVOs by their respective statutory deadlines and unlawful delay in issuing decisions on pending small refinery hardship petitions and subsequent denial thereof. The price of RINs has also been impacted by market factors as well as the depletion of the carryover RIN bank, as demand destruction during the COVID-19 pandemic resulted in reduced ethanol blending and RIN generation that did not keep pace with mandated volumes, requiring carryover RINs from the RIN bank to be used to settle blending obligations. As a result, our costs to comply with RFS (excluding the impacts of any exemptions or waivers to which the Petroleum Segment’s obligated-party subsidiaries may be entitled) increased significantly throughout 2020, 2021 and 2022 and remain significant in 2023.

On February 2, 2022, the EPA issued a final rule to extend the 2019 RFS compliance deadline for small refineries and the 2020 and 2021 RFS compliance deadlines for all obligated parties. The EPA also issued a new method for determining RFS compliance deadlines for 2022 and beyond, under which the deadlines would automatically be extended in the event the EPA fails to promulgate the annual renewable fuel volumes by the deadline provided in the CAA. This rule alters the deadlines by which CRRM and, unless exempted, WRC must comply with RFS obligations. Our obligated-party subsidiaries, among others, filed a Petition for Review of this final rule with the United States Court of Appeals for the District of Columbia Circuit (the “D.C. Circuit”) on February 4, 2022. The D.C. Circuit heard oral arguments on January 19, 2023 and ultimately denied the Petition for Review on July 18, 2023.

In April 2022, the EPA denied 36 SREs for the 2018 compliance year, many of which had been previously granted by the EPA, including the SRE to WRC, and also issued an alternative compliance demonstration approach for certain small refineries (the “Alternate Compliance Ruling”) under which they would not be required to purchase or redeem additional RINs as a result of the EPA’s denial. In June 2022, the EPA announced its revision of the 2020 RVO and finalized the 2021 and 2022 RVOs. Also in June 2022, the EPA denied 69 petitions from small refineries seeking SREs, including those submitted by WRC for 2017, 2019, 2020 and 2021, and applied the Alternate Compliance Ruling to three such petitions. The price of RINs remained elevated following the EPA announcements, and as a result, we continue to expect significant volatility in the price of RINs during 2023, which volatility could have material impacts on the Company’s results of operations, financial condition, and cash flows. WRC challenged the EPA’s denial of its SREs in the Fifth Circuit and the D.C. Circuit. In July 2023, the EPA announced final RVOs for 2023, 2024 and 2025 and also denied 26 petitions from small refineries seeking SREs for one or more of the compliance years between 2016 and 2023, including the SRE sought by WRC for 2022, which denials WRC has also challenged in the Fifth Circuit and the DC Circuit. In October 2023, the Fifth Circuit granted WRC’s motion to stay enforcement of the RFS against WRC for 2022 until our lawsuit against the EPA is resolved.

In November 2023, the Fifth Circuit ruled against the EPA, vacated the EPA’s denials and remanded the matter back to the EPA. The EPA has statutory authority to determine RFS volumes for 2023 and beyond. On July 12, 2023, the EPA issued a final rule containing the applicable volumes and percentage standards for 2023 through 2025. In the final rule, the EPA set the implied conventional volume requirement at 15 billion gallons—beyond the blend wall—and, for the first time, established a cellulosic biofuel standard without utilizing the cellulosic waiver and issuing cellulosic waiver credits.

The EPA also proposed regulations governing the generation of RINs from qualifying renewable electricity (eRINs) in a December 2022 proposed rule but has not yet finalized these regulations. These changes, if finalized, would impact CRRM and WRC’s obligations under the RFS.

Health, Safety and Security Matters

We are subject to a number of federal and state laws and regulations related to safety, including the Occupational Safety and Health Act, which created the Occupational Safety and Health Administration (“OSHA”), and comparable state statutes, the purposes of which are to protect the health and safety of workers. We are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. We are committed to safe, reliable operations of our facilities to protect the health and safety of our employees, our contractors and the communities in which we operate. Our health and safety management system provides a comprehensive approach to injury, illness and incident prevention, risk assessment and mitigation and emergency management. Despite our efforts to achieve excellence in our health and safety performance, there can be no assurances that there will not be accidents resulting in injuries or even fatalities. We periodically audit our programs and seek to continually improve our management systems.

In May 2023, an explosion and resulting fire occurred at our Wynnewood Refinery, resulting in injuries to two employees, one of whom subsequently passed away. Operations and equipment at the Wynnewood Refinery were not materially impacted by the incident. In October 2023, three former contractor employees brought suit against the Company alleging injuries arising from the incident. The Company intends to vigorously defend against the suit. In November 2023, OSHA issued a Citation and Notification of Penalty seeking approximately $78,000 in penalties relating to the incident, which the Company currently intends to contest. As these matters are in the early stages, the Company cannot determine at this time whether they or any other future actions relating to the incident could have a material impact on the Company’s financial position, results of operations or cash flows.

Our Refineries and Nitrogen Fertilizer Facilities are subject to the Chemical Facility Anti-Terrorism Standards, a regulatory program designed to ensure facilities have security measures in place to reduce the risk that certain hazardous chemicals are weaponized by terrorists. In addition, the East Dubuque Fertilizer Facility is regulated under the Maritime Transportation Security Act. We implement and maintain comprehensive security programs designed to comply with regulatory requirements and protect our assets and employees.

We periodically assess risk and conduct audits of our programs and seek to continually improve our health, safety and security management systems.